EXHIBIT 99.1

ORCHID ISLAND CAPITAL ANNOUNCES
NOVEMBER 2014 MONTHLY DIVIDEND AND
OCTOBER 31, 2014 RMBS PORTFOLIO CHARACTERISTICS

•	November 2014 Monthly Dividend of $0.18 Per Share
•	RMBS Portfolio Characteristics as of October 31, 2014

Vero Beach, FL, November 12, 2014 - Orchid Island Capital, Inc. (the “Company”) (NYSE:ORC) announced that today the Board of Directors declared a monthly cash dividend for the month of November 2014. The dividend of $0.18 per share will be paid November 28, 2014, to holders of record on November 25, 2014, with an ex-dividend date of November 21, 2014.

The Company intends to make regular monthly cash distributions to its stockholders. In order to qualify as a real estate investment trust (“REIT”) the Company must distribute annually to its stockholders an amount at least equal to 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. The Company will be subject to income tax on taxable income that is not distributed and to an excise tax to the extent that certain percentages of its taxable income is not distributed by specified dates. The Company has not established a minimum distribution payment level and is not assured of its ability to make distributions to stockholders in the future.

As of November 10, 2014, the Company had 14,491,063 shares outstanding, including shares sold via the Company’s At-The-Market program through that date that have not yet settled. At September 30, 2014, the Company had 13,024,449 shares outstanding.

RMBS Portfolio Characteristics

Details of the RMBS portfolio as of October 31, 2014 are presented below. These figures are preliminary and subject to change.  The information contained herein is an intra-quarter update created by the Company based upon information that the Company believes is accurate:

•	RMBS Valuation Characteristics
•	RMBS Assets by Agency
•	Investment Company Act of 1940 (Whole Pool) Test Results
•	Repurchase Agreement Exposure by Counterparty
•	RMBS Risk Measures

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests in Agency RMBS that are either traditional pass-through Agency RMBS or structured Agency RMBS. Orchid Island Capital, Inc. has elected to be taxed as a real estate investment trust for federal income tax purposes.

Forward Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward looking statements are based upon Orchid Island Capital, Inc.’s present expectations, but these statements are not guaranteed to occur. Investors should not place undue reliance upon forward looking statements. For further discussion of the factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s Form 10-K for the year ended December 31, 2013.

RMBS Valuation Characteristics
($ in thousands)
				Percentage	Weighted	Realized
	Current	Fair	Current	of	Average	Oct 2014 CPR
Asset Category	Face1	Value1	Price	Portfolio	Coupon	(Reported in Nov)
As of October 31, 2014
Adjustable Rate RMBS	$3,557	$3,801	106.85	0.30%	3.54%	0.00%
10-1 Hybrid Rate RMBS	70,431	71,501	101.52	5.70%	2.54%	9.55%
Hybrid Adjustable Rate RMBS	70,431	71,501	101.52	5.70%	2.54%	9.55%
15 Year Fixed Rate RMBS	80,301	85,035	105.90	6.77%	3.40%	5.24%
20 Year Fixed Rate RMBS	216,517	232,069	107.18	18.49%	4.00%	1.31%
30 Year Fixed Rate RMBS	731,264	801,209	109.57	63.84%	4.58%	6.58%
Total Fixed Rate RMBS	1,028,082	1,118,313	108.78	89.10%	4.37%	5.52%
Total Pass-through RMBS	1,102,070	1,193,615	108.31	95.10%	4.25%	5.80%
Interest-Only Securities	336,827	43,893	13.03	3.50%	4.07%	14.09%
Inverse Interest-Only Securities	108,259	17,655	16.31	1.40%	6.23%	12.25%
Structured RMBS	445,086	61,548	13.83	4.90%	4.69%	13.62%
Total Mortgage Assets	$1,547,156	$1,255,163		100.00%	4.28%	8.20%

(1)	Amounts include assets with a fair value of approximately $10.0 million purchased in October 2014 which settle in November 2014.

RMBS Assets by Agency			Investment Company Act of 1940 (Whole Pool) Test
($ in thousands)			($ in thousands)
		Percentage			Percentage
	Fair	of		Fair	of
Asset Category	Value	Portfolio	Asset Category	Value	Portfolio
As of October 31, 2014			As of October 31, 2014
Fannie Mae	$879,441	70.1%	Whole Pool Assets	$981,137	78.2%
Freddie Mac	366,573	29.2%	Non Whole Pool Assets	274,025	21.8%
Ginnie Mae	9,148	0.7%	Total Mortgage Assets	$1,255,162	100.0%
Total Mortgage Assets	$1,255,162	100.0%

Repurchase Agreement Exposure By Counterparty
($ in thousands)
			Weighted
		% of	Average
	Total	Total	Maturity	Longest
As of October 31, 2014	Borrowings1	Debt	in Days	Maturity
J.P. Morgan Securities LLC	$182,322	15.8%	79	3/10/2015
CRT Capital Group, LLC	108,316	9.5%	53	1/26/2015
Morgan Stanley & Co	89,565	7.8%	17	11/17/2014
Mitsubishi UFJ Securities (USA), Inc	89,116	7.8%	63	1/20/2015
Citigroup Global Markets Inc	83,356	7.3%	46	1/27/2015
KGS-Alpha Capital Markets, L.P	82,942	7.2%	47	4/6/2015
Cantor Fitzgerald & Co	79,223	6.9%	13	11/20/2014
ED&F Man Capital Markets Inc	72,859	6.4%	74	2/2/2015
Goldman, Sachs & Co	61,385	5.4%	25	11/26/2014
Guggenheim Securities, LLC	50,370	4.4%	21	11/24/2014
Barclays Capital Inc.	48,771	4.3%	24	11/24/2014
Mizuho Securities USA, Inc	42,015	3.7%	13	11/24/2014
South Street Securities, LLC	37,666	3.3%	16	11/26/2014
Daiwa Securities America Inc.	33,200	2.9%	12	11/12/2014
Suntrust Robinson Humphrey, Inc	32,225	2.8%	31	12/1/2014
ICBC Financial Services LLC	17,455	1.5%	83	1/22/2015
Other	33,927	3.0%	17	11/19/2014
Total Borrowings	$1,144,713	100.0%	43	4/6/2015

(1)	In October 2014, the Company purchased assets with a fair value of approximately $10.0 million which settle in November 2014 that are expected to be funded by repurchase agreements.

RMBS Risk Measures
($ in thousands)
Mortgage Assets
		Weighted
		Average	Weighted	Weighted	Modeled	Modeled
		Months	Average	Average	Interest	Interest
		To Next	Lifetime	Periodic	Rate	Rate
	Fair	Coupon Reset	Cap	Cap Per Year	Sensitivity	Sensitivity
Asset Category	Value	(if applicable)	(if applicable)	(if applicable)	(-50 BPS)(1)	(+50 BPS)(1)
As of October 31, 2014
Adjustable Rate RMBS	$3,801	5	10.05%	2.00%	$16	$(21)
Hybrid Adjustable Rate RMBS	71,501	100	7.54%	2.00%	1,474	(1,728)
Total Fixed Rate RMBS	1,118,313	n/a	n/a	n/a	18,484	(25,718)
Total Pass-through RMBS	1,193,615	n/a	n/a	n/a	19,974	(27,467)
Interest-Only Securities	43,893	n/a	n/a	n/a	(5,680)	4,916
Inverse Interest-Only Securities	17,655	1	6.38%	n/a	(645)	(170)
Structured RMBS	61,548	n/a	n/a	n/a	(6,325)	4,746
Total Mortgage Assets	$1,255,163	n/a	n/a	n/a	$13,649	$(22,721)
Funding Hedges
					Modeled	Modeled
					Interest	Interest
			Average	Hedge	Rate	Rate
			Notional	Period	Sensitivity	Sensitivity
			Balance	End Date	(-50 BPS)(1)	(+50 BPS)(1)
Eurodollar Futures Contracts - Short Positions			$541,720	Dec-2018	$(8,604)	$9,813
Payer Swaption			275,000	Sep-2025	(1,515)	3,637
Grand Total					$3,530	$(9,271)

(1)
Modeled results from Citigroup Global Markets, Inc. Yield Book. Interest rate shocks assume instantaneous parallel shifts and horizon prices are calculated assuming constant LIBOR OAS. These results are for illustrative purposes only and actual results may differ materially.

Contact:

Orchid Island Capital, Inc.
Robert E. Cauley
3305 Flamingo Drive, Vero Beach, Florida 32963
Telephone: (772) 231-1400